Exhibit 99.(e)(vi)

AMENDMENT #5 TO DISTRIBUTION AGREEMENT

This AMENDMENT #5, effective as of March 26, 2013, is made to the Distribution Agreement dated March 31, 2009 (“Agreement”) between Munder Series Trust (“MST”) and Munder Series Trust II (“MST II”) (each individually, a “Company”, collectively, the “Companies”), and Funds Distributor, LLC (“Distributor”).

WHEREAS, Munder Series Trust II was deregistered with the Securities and Exchange Commission on April 25, 2012; and

WHEREAS, the Munder International Equity Fund was merged with and into the Munder International Fund — Core Equity on December 7, 2012; and

WHEREAS, the Munder Large-Cap Value Fund was liquidated on March 25, 2013; and

WHEREAS, the Companies and the Distributor desire to amend the Agreement to document these events.

NOW THEREFORE, in consideration of the promises and covenants contained herein and other good and valuable consideration, the Companies and the Distributor agree to amend the Agreement as follows:

1.              All references to Munder Series Trust II are hereby removed from the Agreement.

2.              Schedule A is hereby replaced in its entirety with the attached Schedule A.

3.              Schedule B is hereby replaced in its entirety with the attached Schedule B.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

Munder Series Trust		Funds Distributor, LLC

By:	/s/ Stephen J. Shenkenberg	By:	/s/ Mark Fairbanks
Name:	Stephen J. Shenkenberg	Name:	Mark Fairbanks
Title:	Vice President, Secretary, CCO & CLO	Title:	President

Dated:  March 26, 2013

DISTRIBUTION AGREEMENT

SCHEDULE A

LIST OF FUNDS

Munder Series Trust
Munder Bond Fund
Munder Growth Opportunities Fund
Munder Index 500 Fund
Munder Integrity Mid-Cap Value Fund
Munder Integrity Small/Mid-Cap Value Fund
Munder International Fund-Core Equity
Munder International Small-Cap Fund
Munder Micro-Cap Equity Fund
Munder Mid-Cap Core Growth Fund
Munder Veracity Small-Cap Value Fund

DISTRIBUTION AGREEMENT

SCHEDULE B

THE MUNDER FUNDS

Combined Distribution And Service Plan

March 26, 2013

Introduction

The purpose of this Multiple Class Plan is to specify the attributes each of the classes of shares offered by the Funds, including the sales loads, expense allocations, conversion features and exchange features of each class, as required by Rule 18f-3 under the Investment Company Act of 1940, as amended (“1940 Act”).

Shares of each class of shares of a Fund shall represent an equal pro rata interest in such Fund, and generally shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that:  (a) each class shall have a different designation; (b) each class may have a different sales charge structure; (c) each class of shares shall bear any Class Expenses, as defined below; (d) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and (e) each class may have different exchange and/or conversion features as described below.

Allocation of Expenses

I.                                        To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically), shall be subtracted from the gross income allocated to each class of shares of a Fund on the basis of net assets of each class of the Fund.  These expenses include:

(A)          Expenses incurred collectively by the Funds (for example, fees of Trustees, auditors, and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Top Level Expenses”); and

(B)          Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

II.                                   Expenses attributable to a particular class (“Class Expenses”) shall be limited to:

(A)                               payments made pursuant to any Service Plan, Distribution and Service Plan, Shareholder Servicing Plan, or similar plan for any particular class of shares;

(B)                               transfer agent fees attributable to a specific class;

(C)                               printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current shareholders for a specific class;

(D)                               fees incurred by a class with respect to the qualification of shares of each class with state securities regulators;

(E)                                Securities and Exchange Commission registration fees incurred by a class;

(F)                                 the expense of administrative personnel and services to support the shareholders of a specific class;

(G)                               litigation or other legal expenses relating solely to one class; and

(H)                              Trustees’ fees incurred as a result of issues relating solely to one class.

III.                              Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item.

(A)                               As noted above, Top Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values.

(B)                               For each of the “Class Expenses” listed above, the Treasurer and Secretary shall determine, subject to Board approval or ratification, which such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”), or any private letter ruling with respect to the Funds issued by the Internal Revenue Service.

(1)                                 Expenses in category II (A) above must be allocated to the class for which such expenses are incurred.

(2)                                 With respect to all other approved Class Expenses, except for each of Class I shares and Class R6 shares, the total amount of such Class Expenses shall be allocated to each of the other separate classes of shares based on the relevant assets of those classes.

(3)                                 For each Fund’s Class I and Class R6 shares, the total amount of approved Class Expenses incurred by each such Class I or Class R6 will be directly allocated to that class.

(4)                                 In addition, certain expenses may be allocated differently if their method of imposition changes.  Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among all of the Fund’s classes of shares, as may be appropriate.  However, any additional Class Expenses not specifically identified above, which are subsequently identified and determined to be properly allocated to one class of shares, shall not be so allocated until approved by the Boards of

Trustees, as appropriate, in light of the requirements of the 1940 Act and the Code.

Class A Shares

Class A Shares of each Fund are offered at the net asset value, plus an initial sales charge as set forth in the relevant Fund’s then-current prospectus (“Prospectus”).  The initial sales charge may be waived or reduced with respect to certain types of purchases, as described in the Prospectus.  A contingent deferred sales charge may apply to certain redemptions made within a specified period, as described in the Prospectus.  Class A Shares may be exchanged for Class A Shares of another Fund, subject to any sales charge differential.

Class A Shares of each Fund may be exchanged (by means of a conversion) to Class Y or Class I Shares of the same Fund, depending on which of those classes of shares of the Fund the shareholder would otherwise be qualified to purchase.  Each such transaction shall be treated as a tax-free exchange and no sales charge will be imposed.

Class A Shares of each of the Funds pay an annual fee of up to 0.25% (annualized) of the average daily net assets of a Fund’s Class A Shares under the Distribution and Service Plan (“Distribution Plan”), for distribution-related activities or as a service fee, as described in the Distribution Plan.

Class B Shares

Class B Shares of each Fund are offered without an initial sales charge but are subject to a contingent deferred sales charge payable upon certain redemptions as set forth in the Prospectus.  Effective October 30, 2010, Class B Shares are closed to new investors and accounts and additional purchases by existing Class B shareholders other than pursuant to an exchange or a distribution reinvestment.  Class B Shares of each Fund may be exchanged for Class B Shares of another Fund based on their relative net asset values.

For each Fund, Class B Shares that are no longer subject to a contingent deferred sales charge may be exchanged (by means of a conversion) to Class Y or Class I Shares of the same Fund, depending on which of those classes of shares of the Fund the shareholder would otherwise be qualified to purchase.  Each such transaction shall be treated as a tax-free exchange and no sales charge will be imposed.

For Class B Shares of each Fund purchased before November 8, 2000 (or Class B shares of a Fund received by a shareholder on or after November 8, 2000 in exchange for Class B Share of another Fund purchased by the shareholder prior to November 8, 2000), such Class B shares will automatically convert to Class A Shares of the Fund on the first business day of the month in which the sixth (6th) anniversary of the issuance of such Class B Shares occurs.  The conversion will be effected at the relative net asset values per share of the two classes of shares.

For Class B Shares of each Fund purchased on or after November 8, 2000 but prior to June 16, 2003, such Class B shares will automatically convert to Class A Shares of the Fund on the first business day of the month in which the eighth (8th) anniversary of the issuance of such Class B

Shares occurs.  The conversion will be effected at the relative net asset values per share of the two classes of shares.

For Class B Shares of each Fund purchased on or after June 16, 2003, such Class B shares will automatically convert to Class A Shares of the Fund on the first business day of the month following the eighth (8th) anniversary of the issuance of such Class B Shares.  The conversion will be effected at the relative net asset values per share of the two classes of shares.

Class B Shares of each Fund pay an annual fee of 1.00% of the average daily net assets of a Fund’s Class B Shares under the Distribution Plan for distribution-related activities or as a service fee, as described in the Distribution Plan.

Class C Shares

Class C Shares of each Fund are offered at net asset value.  A contingent deferred sales charge may apply to certain redemptions made within the first year of investing as described in the Prospectus.  Class C Shares of each Fund may be exchanged for Class C Shares of another Fund at their relative net asset values.

For each Fund, Class C Shares that are no longer subject to a contingent deferred sales charge may be exchanged (by means of a conversion) to Class Y or Class I Shares of the same Fund, depending on which of those classes of shares of the Fund the shareholder would otherwise be qualified to purchase.  Each such transaction shall be treated as a tax-free exchange and no sales charge will be imposed.

Class C Shares of each Fund pay an annual fee of 1.00% of the average daily net assets of a Fund’s Class C Shares under the Distribution Plan for distribution-related activities or as a service fee, as described in the Distribution Plan.

Class Y Shares

Class Y Shares of each Fund are offered at net asset value.  Class Y Shares of a Fund may be exchanged for Class Y Shares of another Fund without the imposition of a sales charge.

Class Y Shares of each Fund may be exchanged (by means of a conversion) to Class I Shares of the same Fund, provided that the shareholder would otherwise be qualified to purchase Class I Shares of the Fund.  Each such transaction shall be treated as a tax-free exchange and no sales charge will be imposed.

Class K Shares

Class K Shares of each Fund are offered at net asset value.  Class K Shares of a Fund may be exchanged for Class K Shares of another Fund without the imposition of a sales charge.  In addition, in the event that a holder of Class K Shares of any Fund ceases to be eligible to hold Class K Shares, Class K Shares of the Fund may be exchanged for Class A Shares of the same Fund without the imposition of a sales charge.

Class K Shares of each Fund may be exchanged (by means of a conversion) to Class A, Class Y or Class I Shares of the same Fund, depending on which of those classes of shares of the Fund the shareholder would otherwise be qualified to purchase.  Each such transaction shall be treated as a tax-free exchange and no sales charge will be imposed.

Class K Shares of each Fund pay an annual fee of up to 0.25% of the average daily net assets of a Fund’s Class K Shares under the Distribution Plan for distribution-related activities or as a service fee, as described in the Distribution Plan.

Class R Shares

Class R Shares of each Fund are offered at net asset value.  Class R Shares of a Fund may be exchanged for Class R Shares of another Fund without the imposition of a sales charge.  In addition, in the event that a holder of Class R Shares of any Fund ceases to be eligible to hold Class R Shares, Class R Shares of the Fund may be exchanged for Class A Shares of the same Fund without the imposition of a sales charge.

Class R Shares of each Fund may be exchanged (by means of a conversion) to Class Y or Class I Shares of the same Fund, depending on which of those classes of shares of the Fund the shareholder would otherwise be qualified to purchase.  Each such transaction shall be treated as a tax-free exchange and no sales charge will be imposed.

Class R Shares of each Fund pay an annual fee of 1.00% of the average daily net assets of a Fund’s Class R Shares under the Distribution Plan for distribution-related activities or as a service fee, as described in the Distribution Plan.

Class R6 Shares

Class R6 Shares of each Fund are offered at net asset value.  Class R6 Shares of a Fund may be exchanged for Class R6 Shares of another Fund without the imposition of a sales charge.

Class I Shares

Class I Shares of each Fund are offered at net asset value.  Class I Shares of a Fund may be exchanged for Class I Shares of another Fund without the imposition of a sales charge.

Schedule A

Funds and Classes

March 26, 2013

Series	Classes

Munder Bond Fund	A, B, C, K and Y

Munder Growth Opportunities Fund	A, B, C, R and Y

Munder Index 500 Fund	A, B, K, R and Y

Munder Integrity Mid-Cap Value Fund	A and Y

Munder Integrity Small/Mid-Cap Value Fund	A and Y

Munder International Fund-Core Equity	A, C, Y and I

Munder International Small-Cap Fund	A, C, R6, Y and I

Munder Micro-Cap Equity Fund	A, B, C, K, R and Y

Munder Mid-Cap Core Growth Fund	A, B, C, K, R, R6 and Y

Munder Veracity Small-Cap Value Fund	A, B, C, K, R, R6 and Y